BECKMAN COULTER, INC.
                         ADOPTS REPLACEMENT STOCKHOLDER
                           PROTECTION RIGHTS AGREEMENT



         FULLERTON, CALIFORNIA, February 4, 1999 - Beckman Coulter, Inc. (NYSE:BEC), announced that its Board of Directors today adopted a replacement Stockholder Protection Rights Agreement (the "Rights Agreement") to deter abusive takeover actions and declared a dividend of one Right on each outstanding share of Beckman Coulter, Inc. Common Stock. The dividend will be paid on March 20, 1999 to stockholders of record on February 15, 1999.

         The Rights Agreement conforms to recent developments in Delaware law (state of incorporation) and is substantially the same as the existing rights plan which is scheduled to expire on March 28, 1999. Although not adopted in response to any specific effort to acquire control of Beckman Coulter, Inc., the Rights Agreement will continue to deter abusive takeover tactics that can be used to deprive stockholders of the full value of their investment.

         Until it is announced that a person or group has acquired 15% or more of Beckman Coulter, Inc.'s Common Stock (an "Acquiring Person") or commences a tender offer that will result in such person or group owning 15% or more of Beckman Coulter, Inc.'s Common Stock, the Rights will be evidenced by the Common Stock certificates, will automatically trade with the Common Stock and will not be exercisable. Thereafter,




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BECKMAN COULTER, INC.
ADOPTS REPLACEMENT STOCKHOLDER
PROTECTION RIGHTS AGREEMENT                                          Page 2 of 3


separate Rights certificates will be distributed and each Right will entitle its holder to purchase Participating Preferred Stock having economic and voting terms similar to those of one share of Common Stock for an exercise price of $200.00.

         A letter to stockholders regarding the Rights Agreement and a Summary of certain terms of the Rights Agreement will be mailed to stockholders.

         The Rights may generally be redeemed by the Board of Directors for $0.01 per Right prior to the Flip-in Date.

         John P. Wareham, Chairman, President, and Chief Executive Officer of Beckman Coulter, Inc., stated that "the Rights Agreement is intended to insure stockholders a full and fair price in the event of a sale or takeover of Beckman Coulter, Inc. However, the Rights may cause substantial dilution to a person or group that acquires 15% or more of the Common Stock unless the Rights are first redeemed by the Board of Directors of the Company. The Rights will not interfere with a transaction that is in the best interests of the Company and its stockholders because the Rights can be redeemed prior to a triggering event.





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BECKMAN COULTER, INC.
ADOPTS REPLACEMENT STOCKHOLDER
PROTECTION RIGHTS AGREEMENT                                          Page 3 of 3


         The Rights Agreement does not in any way weaken Beckman Coulter, Inc.'s financial strength or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, is not taxable to Beckman Coulter, Inc. or its stockholders and will not change the way in which Beckman Coulter, Inc. shares are traded."

         Beckman Coulter, Inc. is a leading provider of instrument systems and complementary products that simplify and automate processes in life science and clinical laboratories. The company's products are used throughout the world in all phases of the battle against disease, from pioneering medical research and drug discovery to diagnostic testing that aids in patient treatment. Annual sales for the company totaled $1.7 billion in 1998, with about half of this amount generated outside the United States.